EXHIBIT 99.1

NEWS RELEASE

Company Contacts:	John Kispert
Chief Financial Officer
(408) 875-6224
john.kispert@kla-tencor.com

Cary Halsted (Investment Community)
Vice President, Investor Relations
(408) 875-4094
cary.halsted@kla-tencor.com

Uma Subramaniam (Media)
Director, Corporate Communications
(408) 875-5473
uma.subramaniam @kla-tencor.com

FOR IMMEDIATE RELEASE

KLA-TENCOR POSTS SECOND QUARTER FISCAL YEAR 2005 EARNINGS OF
$122 MILLION ON REVENUES OF $533 MILLION

SAN JOSE, Calif., Jan 20, 2005—KLA-Tencor Corporation (NASDAQ: KLAC) today announced operating results for its second quarter of fiscal 2005, ended December 31, 2004. Revenues for the quarter were $533 million, up 3% from $519 million in the previous quarter, and up 57% from $339 million in the second quarter of fiscal 2004. The net income for the quarter was $122 million or $0.61 per diluted share, compared with net income of $116 million or $0.58 per diluted share in the prior quarter, and $45 million or $0.22 per diluted share in the second quarter of fiscal 2004.

“We had another quarter of strong financial results, driven by semiconductor manufacturers’ continued investments in our leading-edge process control solutions,” said Ken Schroeder, president and chief executive officer of KLA-Tencor. “As the pressure to stay on Moore’s Law and control costs continues to increase, so also does the need for next-generation systems that can control the industry’s increasingly complex technology and production processes. By developing systems that our customers will need to increase the efficiency of production lines and to meet the challenges of future device generations, we are working hard to deliver more value to our customers with lower cost-of-ownership and higher return-on-investment solutions.”

KLA-Tencor ended the quarter with approximately 9 months of product related shipment and revenue backlog. On a geographic basis, Japan posted strong bookings growth. Japan was 36 percent of orders, higher than its historical average of 20 percent; Korea, China and Singapore combined were 24 percent of orders, above their combined historical average of 20 percent; U.S. was 17 percent of orders, below its historical average of 25 percent; Taiwan was 13 percent, below its historical average of 20 percent; and Europe was 10 percent, lower than its historical average of 15 percent.

Rising revenues, improved cost-structure and better product mix resulted in record level gross margin for the second consecutive fiscal quarter. Operating expenses increased from $146 million in the prior quarter to $160

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KLA-TENCOR REPORTS RESULTS FOR Q2/FISCAL YEAR 2005	Page 2 of 2

million in the current quarter as a result of consolidation of acquisitions completed during the quarter as well continued investment in developing new process control technology solutions.

Cash, cash equivalents and marketable securities increased by $39 million to $1.93 billion compared to the end of the prior quarter, while the balance sheet remained free of long-term debt. Inventory decreased by $23 million to $351 million, as the production output rose to meet customer demand. Accounts receivable increased by $81 million to $446 million on strong product shipments.

Forward Looking Statements: Statements in this press release regarding the Company’s development efforts and customer achievement of lower cost-of-ownership and higher return on investments, industry demand for next-generation systems, total shipment and revenue backlog at current operating levels, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: delays or cancellations of orders by customers; shipments or acceptances; inability by the company to meet its production and/or product development schedules; the demand for semiconductors; and new and enhanced product offerings by competitors. For a description of other factors that may cause actual results to differ from those projected, please refer to the Company’s Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission. Actual results could differ materially from those anticipated in forward-looking statements in this release as a result of certain factors, including those set forth in the risk factors described in the company’s SEC filings. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. The Company undertakes no obligation to update these forward-looking statements.

About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor was named one of the Best Managed Companies in America for 2005 by Forbes Magazine. KLA-Tencor is traded on the Nasdaq National Market under the symbol KLAC. Additional information about the company is available on the Internet at http://www.kla-tencor.com.

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KLA-Tencor Corporation
CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

	December 31,	June 30,
	2004	2004

(In thousands)

ASSETS

Cash, short-term investments and marketable securities	$1,925,264	$1,876,356
Accounts receivable, net	446,216	372,773
Inventories	350,915	337,414
Land, property and equipment, net	397,720	376,052
Other assets	645,551	576,584

Total assets	$3,765,666	$3,539,179

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$43,993	$63,991
Deferred system profit	268,159	284,813
Unearned revenue	64,775	57,318
Other current liabilities	541,763	505,507

Total current liabilities	918,690	911,629

Minority interest in subsidiary	8,765	—

Stockholders’ equity:
Common stock and capital in excess of par value	945,380	984,804
Retained earnings	1,879,069	1,640,587
Accumulated other comprehensive income	13,762	2,159

Total stockholders’ equity	2,838,211	2,627,550

Total liabilities and stockholders’ equity	$3,765,666	$3,539,179

KLA-Tencor Corporation
CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	December 31,		December 31,
	2004	2003	2004	2003

(In thousands, except per share data)

Revenues:
Product	$454,945	$264,824	$897,241	$514,969
Service	77,908	73,714	154,385	141,539

Total revenues	532,853	338,538	1,051,626	656,508

Costs and operating expenses:
Costs of revenues	217,735	156,369	433,204	311,910
Engineering, research and development	87,161	68,930	164,308	134,382
Selling, general and administrative	72,449	62,177	141,639	122,186

Total costs and operating expenses	377,345	287,476	739,151	568,478

Income from operations	155,508	51,062	312,475	88,030

Interest income and other, net	7,777	7,332	14,762	15,733

Income before income taxes and minority interest	163,285	58,394	327,237	103,763

Provision for income taxes	42,443	13,879	89,990	22,411

Income before minority interest	120,842	44,515	237,247	81,352

Minority interest	1,235	—	1,235	—

Net income	$122,077	$44,515	$238,482	$81,352

Net income per share:
Basic	$0.62	$0.23	$1.22	$0.42

Diluted	$0.61	$0.22	$1.19	$0.40

Weighted average number of shares:
Basic	195,681	194,872	195,888	193,751

Diluted	200,915	202,450	200,373	201,323